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                               SUPPLY AGREEMENT
                                   BETWEEN
                                COMPLETEL SAS
                                     AND
                         MATRA NORTEL COMMUNICATIONS

THIS SUPPLY AGREEMENT (this "AGREEMENT") dated 8 January, 1999 is by and between CompleTel, a Societe par Actions Simplifiee with an address of 44, rue Washington, 75408 Paris Cedex 08 (the "CUSTOMER"), and Matra Nortel Communications, a Societe par Actions Simplifiee with its registered office at 50, rue du President Sadate, 29562 Quimper Cedex 9, France (the "SUPPLIER").

WITNESSETH that in consideration of the mutual promises and covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.     SCOPE

1.1 DEFINITIONS. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed thereto in EXHIBIT A attached hereto.

1.2 SYSTEMS. The parties hereto agree and acknowledge that it is the intention of the Customer to integrate Equipment and Software, by utilizing the Supplier's Services, into one or more Systems, as provided herein.

1.3 PURCHASES AND SALES. The Customer shall have the right to purchase, and the Supplier shall be obligated to sell the Equipment, Documentation and Software described in EXHIBIT B and extensions to the product lines described therein to the extent and as provided in this Agreement. All Equipment purchased by the Customer hereunder shall be New Equipment.
       All such Equipment, Documentation and Services may be purchased, in whole or in part, on a Turnkey Installation basis. The Supplier shall make available to the Customer for purchase under this Agreement all Equipment, Documentation and Services Supplier generally makes available to Supplier's Customers at the time of an Order or within 6 months thereafter.

1.4 LICENSES. The Customer shall have the right to acquire a license to, and the Supplier shall be obligated to license to the Customer, the Software to the extent and as provided in this Agreement. The Supplier shall make available to the Customer for license under this Agreement all Software Supplier generally makes available to Supplier's Customers at the time of an Order or within 6 months thereafter.

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2.     TERM

       This Agreement shall be effective as of the date first set forth above and shall remain in effect for five years from such date ("TERM"). The Parties may extend the Term or any subsequent term by executing a separate written amendment of extension prior to the expiration of the Term.

3.     FORECASTS

       3.1 DELIVERY OF SIX MONTH ROLLING FORECASTS. As soon as practicable after the date hereof, and thereafter not less than 45 (forty-five) calendar days before the end of each calendar quarter, the Customer shall deliver to the Supplier a non-binding forecast of good faith estimated Orders expected to be submitted by the Customer within the next two calendar quarters, broken down by quarter (the "FORECAST"), such Forecasts to include descriptions and quantities of all Equipment, Software and Services estimated to be ordered within the next two calendar quarters (specified by quarter). In addition, the forecast shall specify the anticipated Systems and Subsystems included with such Equipment, Software and Services.

       3.2 REVIEW OF FORECAST. As soon as practicable after the Supplier's receipt of the Forecast, the Supplier and the Customer shall review the Forecast to the extent reasonably requested by the Supplier. The Supplier shall notify the Customer not later than 10 (ten) calendar days after its receipt of the Forecast whether it is acceptable to it, or if not, what changes would be necessary to make it acceptable; PROVIDED, HOWEVER, that if the Forecast for the first quarter covered thereby does not specify a greater quantity of an item of Equipment or Software or a shorter delivery time than the prior Forecast covering such quarter, it shall automatically be deemed accepted by the Supplier as to such items for the first quarter covered by such Forecast. To the extent of any other changes to the Forecast for the first quarter and the Forecast for the second quarter covered thereby, the parties shall endeavour in good faith to agree upon those portions of the Forecast as soon as practicable. If the Supplier has not notified the Customer within 15 (fifteen) calendar days after its receipt of the Forecast of its non-acceptance thereof, it shall be deemed accepted.

4.     ORDERING

       4.1 ORDERS. All purchases of Equipment, Documentation and Services, and licensing of Software, by the Customer pursuant to this Agreement shall be made by means of one or more purchase orders (each an "ORDER" or collectively "ORDERS" as the context may require) issued from time to time by the Customer in writing. Each Order shall set forth in reasonable detail:

              (a)    The Order number and date of issuance;

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              (b)    The Equipment, Software and Services ordered, including the applicable price therefor (either by reference to the price list attached as EXHIBIT D or otherwise) and any applicable discounts (the "PRICE");

              (c) Requested place of delivery (the "DESTINATION") and, if different than the Destination, the Site for Installation;

              (d) Each Subsystem, System and Group of Assets, if different, included in such Order and the interconnections required;

              (e) The Project Schedule, which shall specify the requested delivery date, the scheduled Site Readiness Date and the Target Acceptance Date for each Subsystem, System and Group of Assets covered by such Order; PROVIDED THAT, the delivery date shall not be less than 45 (forty-five) calendar days after the date of such Order issuance;

              (f)    If Equipment is being ordered, whether the Supplier is to
                     (i) furnish the Equipment without engineering or Installation Services ("FO ORDERS"), (ii) furnish the Equipment with engineering Services only ("E&F ORDERS"),
                     (iii) furnish the Equipment with Installation Services only ("F&I ORDERS") or (iv) furnish the Equipment with engineering and Installation services ("EF&I ORDERS");

              (g) With respect to each E&F Order, F&I Order and EF&I Order, the specific engineering and Installation Services to be performed by the Supplier;

              (h) All applicable requirements regarding Commissioning testing and procedures, including, if applicable, any changes or additions to the tests and procedures set forth in EXHIBIT E; and

              (i) Other appropriate information as may be mutually agreed by the parties.

       4.2 TIMING OF ORDERS. Except as may be agreed to by the Supplier, any Order must be placed with the Supplier by giving written notice of such Order (the "Order Notice") at least 45 (forty-five) calendar days before the quarter in which the ordered Equipment, Software and Services are to be delivered, at the following address:

                     Matra Nortel Communications
                     33, quai Paul Doumer
                     Paris La Defense
                     92415 Courbevoie Cedex - France
                     To the Attention of:  CompleTel Account Manager

              Any notice of communication sent under this Agreement shall be deemed given upon receipt.

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       4.3    ACCEPTANCE OF ORDERS BY THE SUPPLIER.

              4.3.1 Each written Order placed by the Customer in compliance with the provisions of this Agreement (including, without limitation, the Order Notice provisions of SECTION 4.2) that is within (i) the Customer's most current Forecast (as accepted by the Supplier in accordance with SECTIONS 3.2 AND 3.3) shall be deemed an Accepted Order, and shall bind the Supplier to honour all dates, amounts and other requirements set forth in the Order upon receipt by the Supplier unless, subject to SECTION 4.4.2, the Supplier notifies the Customer of errors or inconsistencies in such Order within 10 (ten) Working Days of the Supplier's receipt of such Order and states in such Order Notice that it has not accepted such Order, in which case the terms of
                     SECTION 4.3.3 shall apply.

              4.3.2 Any Equipment or Software ordered which is in excess of 10% more than the amount set forth for such item in the most recent Forecast that has been accepted by the Supplier under SECTION 3.2, shall be subject to the Supplier's ability to deliver.

              4.3.3 If the Customer submits an Order with lead times that are shorter than the lead times set forth on the Forecast for the relevant period, provided that such order is otherwise accepted pursuant to SECTION 4.3.1, the Supplier shall use commercially reasonable efforts to accommodate the lead times set forth in such Order, and shall, within 10 (ten) Working Days, indicate in writing to the Customer whether such shortened lead times are acceptable. If such shortened lead times are unacceptable, the Customer and the Supplier shall endeavour to agree upon mutually acceptable lead times.

              4.3.4  Other than as provided in SECTION 4.3.2 and subject to
                     SECTION 4.4.2, if the Customer submits an Order for Equipment, Software or Services that is not in compliance with the provisions of this Agreement, then the Customer and the Supplier shall endeavour in good faith to agree upon mutually acceptable terms for such Order, and such Order, if accepted by the Supplier by an Order Notice to the Customer shall be an Accepted Order, which shall bind the Supplier to honour all dates, amounts and other requirements set forth in the Order.

       4.4    FORM OF ORDERS.

              4.4.1 Notwithstanding that an Order may not refer to this Agreement, any Order issued by the Customer during the Term shall be deemed to have been issued pursuant to this Agreement and shall be governed by the terms and conditions of this Agreement, unless the parties expressly agree to the contrary in writing.

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              4.4.2  Preprinted terms or conditions on the applicable order shall be deemed deleted and of no force or effect and shall not provide the basis for non-acceptance by the Supplier of any Order.

       4.5    CHANGE ORDERS.

              4.5.1 Except as set forth below, any change to an Accepted Order, shall be negotiated by the parties in good faith and shall be mutually agreed upon and subsequently detailed in a written change to the Order ("CHANGE ORDER"), referencing the original Order and signed by authorized representatives of the Customer and the Supplier. Changes to the Destination or Installation within France within the same metropolitan area as the original Destination Site shall not require an agreement (and shall not result in any adjustment to price or delivery date).

              4.5.2 The Customer may change the Destination or Site by Order Notice to the Supplier at least 5 Working Days prior to the scheduled delivery or Installation date, as the case may be, for Equipment (other than Switching Equipment).

              4.5.3 Any resulting adjustment to the Order prices for Equipment to be delivered outside of France shall be based on prices set forth in EXHIBIT D. Charges for any Services associated with a Change Order shall be as mutually agreed to by the Customer and the Supplier prior to execution of the Change Order. In the event that the Change Order affects work already performed, the adjustment of the Order price shall include reasonable charges incurred by the Supplier related to such work.

5.     PRICES

       5.1    GENERAL.

              5.1.1 The prices, fees and discount schedules for Equipment, Software, Documentation and Services are set forth on EXHIBIT D, PROVIDED THAT, if the price determined pursuant to SECTION 5.1.3 (as if the Equipment , Software or Services were not set forth on EXHIBIT D) or SECTION 5.6 would be lower, than that price shall apply. For the avoidance of doubt, prices for all Installation Services related to Transmission Equipment are included in the price of such Transmission Equipment.

              5.1.2 All such prices referred to in SECTION 5.1.1 in U.S. Dollars shall be fixed and guaranteed for the Term of this Agreement, subject to the provisions of SECTION 5.6.

              5.1.3 Prices for Equipment, Software, Documentation and Services not set forth in EXHIBIT D, if not otherwise set forth in this Agreement, shall be no greater than the lesser of (a) the Supplier's list prices in effect on the date

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                     of ordering by the Customer, subject to any applicable
                     discounts made available to the Customer with respect to items within the same category under this Agreement, or (b) prices generally made available to Supplier's Customers at the time of ordering by the Customer.

       5.2 PRICES INCLUSIVE. The unit prices of Equipment include use of the applicable Software and one complete set of all manuals and Documentation required by the Customer for such Equipment and Software (except as otherwise provided herein, in an Exhibit hereto or in any Accepted Order). Prices for any additional sets of Documentation (or portions thereof) shall be those set forth in EXHIBIT D. The Supplier represents that the Documentation, in conjunction with appropriate training, is all that is reasonably necessary to use, maintain and operate the Equipment, Software and Systems sold or licensed to the Customer pursuant to this Agreement.

       5.3 FREIGHT. All prices for Equipment and Software set forth in EXHIBIT D are, and all prices for Equipment or Software to be charged in the future shall be Delivered Duty Paid, VAT unpaid [at named place of Destination] ("DDP (Destination)").

       5.4 INSURANCE. The Supplier will pay for all insurance costs associated with shipment of the Equipment and Software to the Destination specified in the applicable Order or a Change Order made in accordance with SECTION 4.5.

       5.5 TAXES. Equipment prices and charges for any Services set forth in EXHIBIT D do not include Value Added Tax or sales tax, which if applicable will be identified separately on the invoice and payable by the Customer as an addition to the Price.

       5.6    MOST FAVOURED CUSTOMER PRICING.

              5.6.1 The Supplier warrants that the prices set forth in Section 5 and/or in Exhibit D to this Agreement are substantially as favourable as prices offered or charged by the Supplier to other customers, for any comparable system providing similar functionality after adjusting such other customers prices for sales volume, financing, payment terms, unusual warranties, technology related differences and any other commercial terms.

              5.6.2 Each calendar year, and no later than thirty (30) days after the anniversary date of this Agreement, the parties shall meet to review and negotiate in good faith prices to be charged by the Supplier for any Order for Equipment, Documentation, Services and Software, to be placed by the Customer during the next twelve (12) months from such anniversary date of this Agreement to assure that the prices set forth in Section 5 and/or in Exhibit D to this Agreement continue to be consistent with the above provision; PROVIDED, HOWEVER, that unless and until the parties agree on revised prices, the prices that were in effect immediately prior to any such negotiations shall continue in effect.

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       5.7    VOLUME DISCOUNT.  The purchase price for all Equipment,
              Documentation and Services purchased or to be purchased and Software licensed or to be licensed by the Customer or any Affiliate Customer hereunder or under any Additional Agreement from and after the effective date of this Agreement shall include the applicable Sales Volume Discount. "SALES VOLUME DISCOUNT" shall mean 2% of the price stated in EXHIBIT D or otherwise agreed to in a Purchase Order for all purchases from the Supplier under this Agreement. The Sales Volume Discount shall be deducted from amounts otherwise payable pursuant to EXHIBIT D or otherwise
              agreed to in a Purchase Order.   In the event that the purchases
              by the Customer and its Affiliates from the Supplier and the Affiliate Suppliers does not equal or exceed US $35 million in any calendar year, the Sales Volume Discount for that year shall be reduced to 1% of such price for all purchases ordered and paid for during that calendar year, and the Customer shall pay to the Supplier within 60 days after the end of the calendar year an amount equal to the difference between (i) the purchase or license price that would have been payable for all Equipment, Software, Documentation and Services purchased or licensed during the relevant calendar year if the Sales Volume Discount had been 1%, and (ii) the actual purchase or license price paid for all such Equipment, Software, Documentation and Services during such calendar year.

6.     TAXES  [Intentionally Omitted for this Agreement]

7.     DELIVERY; RISK OF LOSS; TITLE

       7.1 DELIVERY SCHEDULE. Delivery of Equipment, Software, Documentation and Services shall be made to the Site and in accordance with the schedule provided in an Accepted Order; subject to any Change Order made in accordance with SECTION 4.5.

       7.2 TITLE. Title to each item of Equipment furnished by the Supplier to the Customer in accordance with this Agreement shall pass to the Customer on the date of Acceptance of the Subsystem relating to such Equipment. The Supplier warrants to the Customer that such title shall be good and defensible, free and clear of all liens and encumbrances as of the date title passes. Title to Software shall not pass to the Customer at any time. The Supplier warrants that it has the right to grant to the Customer the licenses granted hereunder.

       7.3 RISK OF LOSS. Risk of loss with respect to each item of Equipment or Software shall pass to the Customer upon delivery of such item to the Customer at the Customer's Destination; PROVIDED, THAT nothing contained in this SECTION 7.3 shall relieve the supplier of liability under SECTION 17.

       7.4 SPARES. The Supplier shall maintain in its warehouse, at no charge to the Customer a one-month's supply of the greater of
              (a) the Supplier's recommended level of spares for the Equipment and the component parts thereof previously ordered by the Customer, and (b) the one-month average of the quantity of

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              Equipment and the component parts thereof ordered by the Customer in the immediately preceding four months.

       7.5 PRIORITY SHIPPING. In the event of a delay in the performance of the Supplier's obligations hereunder (other than as a result of a Change Order causing such delay), the Supplier shall use all reasonable endeavours (including without limitation assigning additional personnel and reallocating resources) to minimize or cure the delays at the Supplier's cost. In the event of a delay in the delivery of Equipment or Software which is the subject of an Accepted Order beyond the delivery date specified in such Order therefor, and such delay is not excused under the provisions of
              SECTION 14, upon the Customer's request shipment of the delayed Equipment or Software when ready to ship shall be made specifying priority transportation at the Supplier's sole cost.

8.     PAYMENT

       8.1 CURRENCY. All prices and fees shall be stated, all invoices shall be issued, and all payments shall be made, in US Dollars unless payment in EURO is required by law (as expressed in a legal opinion satisfactory to the Customer), in which case payments shall be in an amount of EURO determined by the US Dollar/EURO exchange rate in effect at the date the payment is to be made (such exchange rate to be the published exchange rate of the European Central Bank). The Customer shall also have the right to elect at the time of the Order, that the prices and fees shall be stated, all invoices shall be issued, and all payments shall be made, in EURO based upon an exchange rate between the US Dollar and the EURO determined at the time the Order is placed (such rate to be the published rate of the European Central Bank).

       8.2 INVOICES. The Supplier shall invoice the Customer for Equipment, Software and Documentation for the appropriate amounts and at the appropriate times in accordance with SECTION 8.3, 8.4 OR 8.5. The Supplier shall invoice the Customer for Services as set forth in
              SECTION 8.6 OR 8.7, as applicable. Each invoice shall specify whether it is partial or final. No preprinted term or condition of any invoice shall be binding upon the Customer. Payments shall be due 30 days from receipt of invoice (assuming invoices were given in accordance with the applicable provisions of this SECTION
              8).

       8.3 SWITCHING EQUIPMENT. With respect to the Switching Equipment, the Supplier shall invoice to the Customer the aggregate price therefor in accordance with SECTION 8.2, based on the following schedule:

              (i) 10% of the aggregate purchase price of such Switching Equipment when the Order is accepted or otherwise acknowledged as provided in SECTION 4.3 ;

              (ii) 50% of the aggregate purchase price, upon the delivery of such Switching Equipment at Destination as provided in
                     SECTION 7.1;

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              (iii)  25% of the aggregate purchase price, on Acceptance by the
                     Customer of the Subsystem to which such Switching Equipment relates;

              (iv) 10% of the aggregate purchase price, on Acceptance by the Customer of the System to which such Switching Equipment relates;

              (v) the remaining 5% on the earlier of (A) Final Acceptance of the Group of Assets to which such Switching Equipment relates; and (B) 90 (ninety) calendar days after the last Target Acceptance Date included in the applicable Order for all Subsystems, Equipment and Services covered thereby; PROVIDED, HOWEVER, that the final payment shall only be due with respect to Equipment that has been Accepted and for which Acceptance has occurred to any Subsystem and System to which such Switching Equipment relates.

       8.4 TRANSMISSION EQUIPMENT AND NETWORK MANAGEMENT SYSTEM. With respect to Transmission Equipment, Network Management System Equipment and Software and other Equipment (excluding Switching Equipment) and Software ("OTHER PRODUCTS"), the Supplier shall invoice to the Customer the aggregate price therefor in accordance with SECTION 8.2, based on the following schedule:

              (i) 60% of the aggregate purchase price of such Other Products after delivery to the Customer of such Other Products to the Customer to the Destination specified in the applicable Order or a Change Order made in accordance with SECTION 4.5;

              (ii) 25% of the aggregate purchase price, on Acceptance by the Customer of the Subsystem to which such Other Products relates;

              (iii) 10% of the aggregate purchase price, on Acceptance by the Customer of the System to which such Other Products relates;

              (iv) the remaining 5% on the earlier of (A) Final Acceptance of the Group of Assets to which such Other Products relates; and (B) 90 (ninety) calendar days after the last Target Acceptance Date included in the applicable Order for all Other Products and Services covered thereby; PROVIDED, HOWEVER, that the final payment shall only be due with respect to Other Products that have been Accepted and for which Acceptance has occurred to any Subsystem and System to which such Other Products or Services relates.

       8.5 SPARES AND DOCUMENTATION. The Supplier shall invoice the Customer for the full purchase price of all Spares in accordance with the procedures set forth in EXHIBIT D.

       8.6 FIRST LINE MAINTENANCE SERVICES. The Supplier shall invoice the Customer for First Line Maintenance Services in accordance with the procedures set forth in EXHIBIT D.

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       8.7    TECHNICAL SUPPORT SERVICES AND NETWORK OPERATIONS CENTER SERVICES.
              The Supplier shall invoice the Customer for Technical Support Services and Network Operations Center Services in accordance with the procedures set forth in EXHIBIT D.

       8.8 PAYMENT NOT ACCEPTANCE. Any payments by the Customer in accordance with this Agreement shall not constitute Acceptance.

       8.9 DISPUTES AS TO INVOICES. The Customer is not required to pay invoiced amounts that the Customer disputes until such dispute is resolved, PROVIDED the Customer notifies the Supplier in writing of such dispute prior to 15 (fifteen) Working Days after receiving such invoice. Once such dispute is resolved, the Customer shall pay such invoice within 30 (thirty) calendar days following the resolution of such dispute. The Supplier shall continue to provide Equipment, Documentation, Software and Services without interruption in the event of disputes concerning payment or other provisions of this Agreement. If the dispute has not been resolved within one hundred calendar days from the Customer's Notice to the Supplier of such dispute, the Supplier reserves the right to put the work directly related to such dispute on hold pending resolution of such dispute.

9.     TECHNICAL SPECIFICATIONS

       9.1 SPECIFICATIONS. The Supplier's Specifications, including drawings relating to Equipment and Software ordered, and including the Specifications in EXHIBIT B, entitled "Product Descriptions" are hereby made a part of this Agreement for the purposes of each Order.

       9.2 DRAWINGS. The Supplier shall provide, as requested by the Customer and at no charge, any applicable drawings and updates thereof. The Supplier shall also provide, at no charge, and on an ongoing basis, a current index of all drawings, showing latest issue number, as well as complete descriptive information. If the Customer requires an additional copy of the Supplier's drawings and index, such drawings and index shall be made available to the Customer at no charge. The Supplier shall provide with each Order, current applicable drawings in the type of media as specified by the Customer. Such drawings shall be delivered to the Destination specified in the applicable Order.

       9.3 SITE PREPARATION SPECIFICATIONS. The Supplier shall promptly furnish for each Order, standard site preparation Specifications, if applicable, in such detail to ensure that Equipment can be properly installed. The Customer shall prepare the Site at its own expense. If any alterations or modifications are required in site preparation which are attributable to either parties incomplete or erroneous Specifications, such alterations or modifications shall be made at the cost of the party causing such alterations or modifications.

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       9.4    REPRODUCTION.  The Customer shall have the right to reproduce
              Specifications, including drawings and updates thereof, for use by the Customer for engineering, installing, maintaining, repairing and operating Equipment and Software.

10.    SOFTWARE LICENSE

       10.1 LICENSE. Software provided under this Agreement is either licensed or sublicensed by the Supplier to the Customer. The Customer is hereby granted a perpetual non-exclusive, license to use the Software and, to the extent necessary to support and maintain the Software, to de-bug, enhance and otherwise modify the Software (the "SOFTWARE RIGHT TO USE"). For the period of the longer of (a) until the end of the Term and (b) one year, the Supplier shall provide to the Customer all updates (including, without limitation, fault correcting updates), revisions and new versions of the Software licenced or sublicensed by the Customer under this Agreement to the extent, but only to the extent, they do not add additional functionality for which Supplier generally charges its other customers; PROVIDED that in determining what software Customer is entitled to receive without charge, if it is possible to lock off features that provide additional functionality without destroying the integrity or functionality of the Software, then Customer shall be entitled to the upgrades to the features and functionality it originally paid for without additional charge.

       10.2 SUPPLIER'S/SUPPLIER'S LICENSOR'S EXCLUSIVE PROPERTY. The Customer agrees that the Software shall, as between the parties hereto and subject to the license granted hereunder, be treated as the exclusive property of the Supplier or the Supplier's licensors, as appropriate, and the Customer shall:

              (a) hold the Software (including any methods or concepts utilized therein) in confidence for the benefit of the Supplier or the Supplier's licensors as appropriate in accordance with SECTION 16 unless such Software or the methods or concepts utilized therein are already in the public domain (other than through Customer's breach of this Agreement);

              (b) not duplicate, copy, or modify the Software in whole or in part except solely for backup or archival purposes, or to the extent provided in the Nortel Letter Agreement, to maintain and support the Software;

              (c)    not decompile or attempt to reverse engineer the Software;

              (d) destroy or forthwith return to the Supplier any Software component or Documentation that has been replaced, modified, or updated.

       10.3   ASSIGNMENTS AND SUBLICENSES.

              10.3.1 The Customer may transfer or assign any license granted by the Supplier hereunder to any parent, subsidiary of parent, subsidiary, Affiliate, owner,

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                     part owner, successor or related company of the Customer
                     upon prior Notice to the Supplier.

              10.3.2 The Customer and any successor to the Customer's title in the Equipment shall have the right without prior written consent of the Supplier (a) to assign any license of the Software to a third party in addition to those set forth in
                     SECTION 10.3.1 who acquires legal title to the Equipment, or (b) to sublicense the rights herein granted to any such third party who subsequently acquires the right to use the Equipment, PROVIDED THAT any such third party (either assignee or sublicensee) agrees to abide by the terms and conditions of this license, in which case the Customer shall be relieved of any obligations hereunder with respect to the Software the license of which is so assigned or sublicensed; PROVIDED, FURTHER, if the Software and related Equipment are removed from France and such assignment or sublicense was made without Supplier's prior written consent, then Supplier's obligations under SECTION 15 (Infringement) shall not extend to such Software.

       10.4 SURVIVAL. The license contained herein and the obligations of the Customer hereunder shall survive the termination of this Agreement, regardless of the cause of termination.

11.    CUSTOMER'S AND SUPPLIER'S OBLIGATIONS

       11.1 CUSTOMER'S OBLIGATIONS. In order to enable the Supplier to perform the Supplier's obligations pursuant to E&F Orders, F&I Orders and EF&I Orders, the Customer agrees to fulfill any of its obligations specified in EXHIBIT F and any others that may be mutually agreed between the Customer and Supplier in relation to a specific Order.

              11.1.1 The Customer shall provide the Supplier with a Site which is Site Ready for Installation on or before the date specified in the Project Schedule included in the applicable Order; PROVIDED, HOWEVER, if the Site is not Site Ready on the Scheduled Site Readiness Date then the Supplier shall have the right to request an extension of the related Target Acceptance Date on a day-for-day basis that the Site Readiness Date is delayed beyond its Scheduled Site Readiness Date. Failure of the Customer to meet the Site Readiness Date shall result in the rights described in this SECTION 11.1.1, but shall not constitute a breach of this Agreement by the Customer or give rise to any other rights or claims by the Supplier.

       11.2   SUPPLIER'S OBLIGATIONS.

              11.2.1 The Supplier shall, at no additional charge, package
                     Equipment and Software in a suitable manner in accordance with all applicable laws and regulations and provide protection against damage during shipment and handling. All Equipment and Software shall be shipped DDP (Destination).

              11.2.2 To the extent that it does not conflict with any non disclosure or confidentiality agreements previously entered into with any third parties, the Supplier agrees, at no charge to the Customer, (i) to provide the Customer with reasonably available market data for business case modelling for each territory in which any Systems are to be implemented, and (ii) to assist the Customer in acquiring in each such territory interconnect access with any local telecommunications providers with which the Supplier has a relationship and to use commercially reasonably efforts to cause any of its Affiliates to do the same.

              11.2.3 Provided that Sites are ready for Installation and
                     Commissioning of Equipment, the Supplier shall furnish at its own cost and expense all labour, supervision, machinery, tools, equipment, fuel, power, materials, expendable supplies, transportation, licenses, permits, bonds, and all other items that may be required or appropriate in the procurement of Systems, Equipment or Software, except the Customer's operating licenses and other items that the Customer specifically agrees to furnish.

              11.2.4 The Supplier will upon the reasonable request of the
                     Customer provide the Customer with reports containing information requested by the Customer, which may include but are not limited to: (i) a list and description of all Equipment, Software, Documentation and Services Ordered by the Customer during a particular period; (ii) the prices therefor and (iii) a statement as to which such Orders have been performed and which are pending; and a statement as to the status of all pending Orders.

              11.2.5 The Supplier shall supply all future updates, revisions and corrections of Documentation necessary for the Customer's use of all Systems, Equipment and Software. The Customer shall have the right to reproduce and translate the Documentation for the purpose of engineering, maintaining, repairing and operating all Systems, Equipment and Software. Reproductions and translations of Documentation shall include copyright or similar proprietary notices.
                     The Customer may request, from time to time, that Documentation be provided in hard copy, by CDRom or other reasonably available technology.

12.    ACCEPTANCE

       12.1 DEFINITION OF ACCEPTANCE. "ACCEPTANCE" shall mean, with respect to a System, Subsystem, Group of Assets or any item of Equipment or Software, that such System, Subsystem, Group of Assets or item of Equipment or Software, as the case may be, (i) meets each of the Specifications, (ii) has successfully completed Commissioning in accordance with EXHIBIT E (as it may be modified pursuant to SECTION 12.2), if the Supplier performs Installation Services,
              (iii) meets all
              requirements of this Agreement and any Accepted Order, and (iv) has been put In-Service, in each case in accordance with this
              SECTION 12, and the parties have signed an Acceptance Certificate in accordance with SECTION 12.3.

       12.2 TESTS AND PROCEDURES. EXHIBIT E is a detailed description of the tests and procedures to be performed to ensure that all applicable Equipment, Software, Systems and Subsystems meet each of the Specifications. The Customer and the Supplier recognize that such tests and procedures (i) may be modified or supplemented, if applicable, by the reasonable request of the Customer in the Project Schedule included in an Order, or otherwise by mutual agreement of the parties hereto, and (ii) may require updating from time to time but requests for such updating shall not be made later than 10 (ten) Working Days before Commissioning tests are scheduled to commence; and the parties hereto agree to work in good faith to agree upon any update or modification prior to the commencement of Commissioning tests after a reasonable request for an update or modification is made by either party.

       12.3 CERTIFICATE OF TEST RESULTS; NON-ACCEPTANCE. The Supplier shall notify the Customer as soon as it knows, but at least 5 (five) Working Days before the date on which Commissioning (as agreed pursuant to SECTION 12.2) will be conducted with respect to any System, Subsystem, Group of Assets or item of Equipment or Software. The Supplier and the Customer (or the Customer's nominee) shall jointly conduct the Commissioning tests. If neither the Customer nor its nominee attends the Commissioning tests, the Supplier shall proceed with the tests and immediately forward the test results (including actual test sequences, deviations and retests necessary to obtain successful conclusion) to the Customer.

              12.3.1 If any System, Subsystem, Group of Assets or item of
                     Equipment or Software does not meet each of the applicable Specifications, fails to pass all Commissioning tests or otherwise does not fulfill the applicable criteria set forth in EXHIBIT E (as it may be modified pursuant to SECTION 12.2), the Supplier shall, at its expense, correct the defects as soon as practicable. Commissioning and other testing (or so much of it as necessary) shall be recommenced immediately after such correction in accordance with this SECTION 12.

              12.3.2 Upon the successful completion of the Commissioning tests to the Supplier's satisfaction, the Supplier shall submit to the Customer a certificate certifying the test results (the "CERTIFICATE OF TEST RESULTS") and stating that the System, Subsystem, Group of Assets or applicable Equipment and Software has been Installed in accordance with the requirements of this Agreement (if the Supplier was to Install such System or Equipment and Software) and that the applicable System, Subsystem, Group of Assets, Equipment and Software has passed all Commissioning tests and performs in accordance with the requirements of this Agreement.

              12.3.3 Upon receipt of the Certificate of Test Results, the
                     Customer (or its designee) may, at its own expense, retest the applicable System, Subsystem, Group of Assets, Equipment or Software for conformity with the Specifications, satisfaction of the Commissioning tests and the other requirements set forth in EXHIBIT E (as it may be modified pursuant to SECTION 12.2). If such tests, retests or inspections conducted by the Customer (or its designee) indicate that the System, Subsystem, Group of Assets, Equipment or Software does not comply with the Specifications, does not satisfy the Commissioning tests or otherwise does not fulfill all of the requirements set forth in EXHIBIT E, (as it may be modified pursuant to SECTION 12.2), the Customer shall deliver written notice of such noncompliance to the "CompleTel Project Manager" at Supplier's offices at the address specified in SECTION 4.2 for Order Notices specifying in detail the tests, retests or inspections performed and the results obtained, and Acceptance thereof shall not occur. The Supplier shall at its own expense, promptly take whatever action is necessary to correct such deficiencies, including if necessary replacement of rejected purchases, and shall provide the Customer's CTO with written notice of correction, which shall be deemed to be a delivery by the Supplier of a new Certificate of Test Results for purposes of SECTION 12.3.2; and the terms of SECTION 12.3.3 AND 12.3.4 shall apply to such new Certificate.

              12.3.4 If the Customer either (i) has not provided written notice pursuant to SECTION 12.3.3 that it intends to test, retest or inspect the applicable System, Subsystem, Group of Assets, Equipment or Software with respect to a Certificate of Test Results or has not otherwise provided written notice to the "CompleTel Project Manager" at Supplier's offices at the address specified in SECTION 4.2 for Order Notices that any such System, Subsystem, Group of Assets, Equipment or Software is not acceptable or (ii) has determined that the Systems, Subsystems, Group of Assets, Equipment and Software, as applicable, are acceptable, then the Customer shall promptly sign the applicable Acceptance Certificate and deliver it to the Supplier evidencing that Acceptance has occurred with respect to all Systems, Subsystems, Groups of Assets Equipment and Software that are the subject of such Acceptance Certificate. At such time, any items identified as remaining outstanding and which Customer did not consider at that time as material enough to prevent Acceptance from occurring with respect to the applicable System, Subsystem, Equipment or Software shall be identified ("DEFICIENCY LIST ITEMS") and the list attached to the applicable Acceptance Certificate. The Supplier shall, within 5 Working Days after its receipt of an executed Acceptance Certificate, complete and correct all deficiency list items at the Supplier's expense. Upon resolution of deficiency list items by the Supplier, the Supplier shall submit to the Customer a certificate verifying that no further deficiency list items remain unresolved, and the Customer shall execute such certificate and return it to the Supplier within 5 Working Days if it concurs. "Final Acceptance" of a Group of Assets shall not be considered to have occurred until all Systems,

                     Subsystems, Equipment and Software included in the applicable Order have been Accepted and all deficiency list items for all items included in such Group of Assets have been corrected except for pre-agreed minor and/or non-service affecting deficiencies.

       12.4 SPECIFICATIONS. The Supplier acknowledges that the Customer, in entering into this Agreement, is relying on the Supplier's assurances that any System ordered by the Customer will perform in accordance with the Specifications.

       12.5 LIQUIDATED DAMAGES. If the Supplier, other than for reasons of Force Majeure or as a consequence of acts or omissions of the Customer or third parties' under Customer's control, fails to achieve Acceptance by the Target Acceptance Date specified in the applicable Order with respect to any System, then the Supplier shall pay to the Customer by way of liquidated damages the amount of liquidated damages calculated as set forth below, being a genuine pre-estimate of the likely damages that the Customer will suffer resulting from delay in the period from the Target Acceptance Date of such System, until actual date of Acceptance thereof.

              12.5.1 If the System in delay is included in the Initial Purchase
                     Order attached hereto as EXHIBIT I, then the liquidated damages payable with respect to such System shall be an amount equal to the percentage set out below of the price of the System in delay:

                     0.4286% thereof per day for the first 7 calendar days of delay;

                     0.1426% thereof per day for the next 7 calendar days of delay;

                     0.1426% thereof per day for the next 7 calendar days of delay;

                     0.2857% thereof per day for the next 7 calendar days of delay;

                     0.4286% thereof per day for the next 7 calendar days of delay,

                     0.1426% thereof per day for the next 35 calendar days of delay,

              up to a maximum of 15% (fifteen per cent) of the price of the System in delay as set out on the applicable Order, but in no event shall the liquidated damages payable for all Systems included in the Initial Purchase Order exceed 10% of the Order Price of the Group of Assets subject to such Order.

              12.5.2 If the System in delay is not included in the Initial
                     Purchase Order attached hereto as EXHIBIT I, then the liquidated damages payable with respect to such System shall be an amount equal to the percentage set out below of the price of the System in delay:

                     0.4286% thereof per day for the first 7 calendar days of delay;

                     0.1426% thereof per day for the next 7 calendar days of delay;

                     0.1426% thereof per day for the next 7 calendar days of delay;

                     0.2857% thereof per day for the next 7 calendar days of delay;

                     0.4286% thereof per day for the next 7 calendar days of delay,

                     0.1426% thereof per day for the next 14 calendar days of delay,

              up to a maximum of 12% (twelve per cent) of the price of the System in delay as set out on the applicable Order, but in no event shall the liquidated damages payable for all Systems included in any one Order exceed 10% of the Order Price of the Group of Assets subject to such Order.

              12.5.3 The sum determined as set out in SECTION 12.5.1 OR 12.5.2, as applicable, shall be in full and final satisfaction of the Supplier's liability for delay for such period. Once the liquidated damages under this SECTION 12.5 reach the maximum amount specified above with respect to any System in delay, the Customer shall have only the additional rights and remedies set forth in SECTIONS 12.6, 13, 17 AND 19 with respect to such System.

       12.6   REMEDIES FOR NONACCEPTANCE OR DELAY.

              12.6.1 NON-ACCEPTANCE.  If the Supplier has not provided the
                     Customer a Certificate of Test results showing successful completion of the Commissioning tests by the applicable Target Acceptance Date, or if the Customer has otherwise notified the Supplier that any System or any item of Equipment or Software is not acceptable and the Supplier has failed to make all such necessary corrections or replacements to the Customer's satisfaction, then at the Customer's request, (i) the Customer shall have no obligation to pay for such rejected items, and (ii) the Supplier shall refund to the Customer all amounts previously paid by the Customer for such rejected Systems, Equipment or Software (including without limitation all amounts paid pursuant to SECTION 8) and will be liable for any additional costs, expenses or damages resulting therefrom in accordance with SECTIONS 13 AND 19, as applicable. The Supplier shall remove the non-accepted purchases and reimburse the Customer for all costs of removing and returning such purchases to the Supplier.

              12.6.2 DELAY.  Should any dispute or matter of difference arise between the Supplier and the Customer as to the existence of any delay in the performance by the Supplier of its obligations under the Agreement, the length of the delay, the reasons for such delay, any excuse for delay or the interpretation or enforcement of this SECTION 12, such dispute or matter of difference shall be resolved by dispute resolution in accordance with SECTION 20.

13.    WARRANTIES

       13.1 EQUIPMENT WARRANTY. The Supplier warrants that Equipment supplied hereunder, excluding Software, will be free from defective material and faulty workmanship, will be free from defects in design (except any portion of such Equipment manufactured or developed in accordance with a detailed design furnished by the Customer and for which the Supplier has notified the Customer in writing in advance that the Supplier is not warranting the design) and will conform to the applicable Specifications, Documentation, statements of work and other requirements set forth in this Agreement, including any applicable Orders, for a period of 24 months from the last day of the calendar quarter in which Acceptance as set forth in SECTION 12 occurs with respect to the Subsystem in which such Equipment is included (the "EQUIPMENT WARRANTY PERIOD"). Any repair or replacement of defective Equipment shall be warranted for a period equal to 12 months from the date of such repair or replacement.

       13.2 SERVICES WARRANTY. The Supplier shall perform Services with promptness and diligence which Services shall be performed in accordance with the highest standards in the industry, to the reasonable satisfaction of the Customer. In addition, the Supplier warrants that any Services performed by the Supplier will be free from defects in workmanship and will conform to all statements of work and other requirements set forth in this Agreement, including any applicable Orders, for the duration of the Equipment Warranty Period with respect to the Equipment related to such Services.

       13.3 SOFTWARE WARRANTY. With respect to all Software embedded or otherwise included in, or licensed for use with, Equipment purchased under this Agreement, the Supplier warrants to the Customer that any such Software shall function during the Equipment Warranty Period of such Equipment without material service-affecting deficiencies which result from a defect in the Software and shall perform in accordance with all Specifications, Documentation, statements of work and all other requirements set forth in this Agreement, including any applicable Orders. With respect to all other Software licensed under this Agreement, the Supplier warrants to the Customer that any such Software shall function without material service-affecting deficiencies which result from a defect in the Software and shall perform in accordance with all Specifications, Documentation, statements of work and all other requirements set forth in this Agreement, including any applicable Orders.

       13.4   REMEDIES FOR BREACH OF WARRANTY.

              13.4.1 In addition to any other obligations the Supplier may have under EXHIBIT C to respond to a fault, and not as a limitation on such obligations, the Supplier agrees to commence work on all Equipment, Software or Installation defects not materially affecting System performance, service to subscribers, data collection as it relates to billing, networking, administration or maintenance within two Working Days of notification thereof and will cure the same as promptly as practicable.

              13.4.2 In addition to any other obligations the Supplier may have under EXHIBIT C to respond to a fault, and not as a limitation on such obligations, if as a result of any invocation of the System Warranty or any warranty related to Equipment, Software or Installation, System performance, service to subscribers, data collection as it relates to billing, networking, administration or maintenance are materially and adversely affected, the Supplier shall, at its sole cost and expense, commence work to correct such defect or replace such defective Equipment or Software as soon as practicable, but in no event later than four hours after the Customer's notification of the Supplier of such defect, and shall ship any required replacement Equipment (or components thereof) or replacement Software (it being understood and agreed that if Software modifications are required, the Supplier shall, as promptly as practicable, make such modifications) to the Customer as soon thereafter as practicable but in no event later than 24 hours after Notice of such defect. Where the services of the Supplier's service personnel at the Customer's Sites are required hereunder, then the Supplier shall, at its sole cost and expense, dispatch such service personnel as are required to correct such defects as soon after receipt of Notice as practicable but in no event later than 24 hours after Notice of such defect.

       13.5   EXCESSIVE FAILURE.

              13.5.1 In the event that, during the Equipment Warranty Period, the Customer experiences failure of electronic circuit board components, subassemblies or other Equipment that can be installed and reinstalled by the Customer in the ordinary course of business, and in the reasonable judgment of the chief technical officer of the Customer ("tHE CUSTOMER CTO") such failures are excessive (which in any event would include a failure rate which exceeds on an annualized basis one and one-half per cent (1-1/2%)), the Customer shall give the Supplier Notice of such excessive failures and (i) the Supplier shall give highest priority to the remedy of the cause of such failures, and (ii) the Supplier shall, without charge to the Customer, supply to the Customer additional spare boards, subassemblies or such other Equipment of each type so depleted, as necessary to maintain an adequate emergency replacement stock, until implementation of a permanent remedy. Upon implementation of a permanent remedy, (1) all excess boards, subassemblies or other Equipment supplied under this SECTION 13.5.1 shall be returned to the Supplier at the Supplier's cost, and (2) all in-service and spare stock boards, subassemblies and other equipment that are the subject of the corrections contemplated by this SECTION 13.5.1 shall be updated, at no charge to the Customer, to the revision level incorporating the permanent remedy. The Supplier shall provide the Customer with a proposed plan to remedy such failure in accordance with SECTION 13.5.3.

              13.5.2 In the event that, during the Equipment Warranty Period, the Customer experiences failure of Equipment (other than electronic circuit board components, subassemblies or other Equipment that can be installed and reinstalled by the Customer in the ordinary course of business), and in the reasonable judgment of the Customer CTO such failures are excessive (which in any event would include a failure rate which exceeds on an annualized basis one and one-half per cent (1-1/2%)) the Customer shall give the Supplier Notice of such excessive failures and, (i) the Supplier shall give highest priority to the remedy of the cause of such failures, and (2) the Supplier shall, without charge to the Customer, maintain an adequate emergency replacement stock of such Equipment so as to be able to respond as if it were a Category 1 Fault under EXHIBIT C, whether or not it would otherwise qualify as a Category 1 Fault. The Supplier shall provide the Customer with a proposed plan to remedy such failure in accordance with SECTION 13.5.3.

              13.5.3 The Supplier shall provide the Customer with a proposed plan to remedy the cause of such failure as soon as practicable, but in no event later than twenty (20) Working Days after receiving Notice from the Customer of excessive failures under SECTIONS 13.5.1 AND 13.5.2. After review by, and discussions with, the Customer of such proposed plan, the Supplier shall provide the Customer with a final plan to remedy the cause of such failure within thirty (30) Working Days after receiving such Notice from the Customer. If the Customer does not believe such plan is adequate, the parties shall, in good faith, attempt to agree on a prescribed plan of action to determine the cause of such failures and to implement a permanent remedy therefor. If the parties cannot agree on a prescribed plan of action, either party may implement the dispute resolution process contained in SECTION 20 with respect to such disagreement.


       13.6 SYSTEM WARRANTY. In order to maintain total System performance and quality of service, the Supplier warrants that a System, when operated as a complete System, shall, for a period of 24 months from Acceptance thereof (which shall be the last date of Acceptance of all Subsystems included within such System), conform in all respects to the requirements of, and perform the functions set forth in, this Agreement, any Accepted Order and all Specifications and shall be free from defects materially and adversely affecting System performance, service to subscribers, data collection as it relates to billing, networking, administration or maintenance as set forth in this Agreement, any Accepted Order and all Specifications (the "SYSTEM WARRANTY").
              The Supplier's obligations under this SECTION 13.5 are limited to correction of any such defect or the cause of any such failure to perform. The System Warranty shall not be construed so as to extend the Equipment Warranty Period or Warranty on any Software.

       13.7 FAILURE DESPITE MEETING SPECIFICATIONS. If, in the Customer's reasonable judgment, any System, fails to adequately address the Customer's "real world" operational needs despite meeting all applicable Specifications and other warranties under this Agreement, and the source of such failure was an omission from the Specifications then the Supplier shall use reasonable efforts, as promptly as practicable, to correct such failure, and (i) if such failure can be corrected by a modification to the Equipment or Software, the Customer and the Supplier shall share equally in the costs of such modification or (ii) if such failure can only be corrected by replacement of the Equipment or Software, the Customer shall be entitled to a credit of fifty percent of the cost of the replaced Equipment or Software against the purchase price of the replacement Equipment or Software.

       13.8 POST WARRANTY PERIOD REPAIRS. Upon expiration of the applicable warranty period for Equipment or Software furnished hereunder, repair and replacement service for such Equipment or Software shall be available to the Customer from the Supplier in accordance with the Supplier's procedures and charges then in effect; PROVIDED, that any such charges shall be no less favourable than the rates charged to any of the Supplier's Customers. New Equipment or parts or Equipment or parts of equivalent age, quality (prior to the failure thereof) and functionality must be used in effecting all repairs or replacements. Parts that have been removed from Equipment shall become the Supplier's property and parts that are installed in Equipment shall become the Customer's property. Such repair and replacement service shall be available for a minimum period of ten years from the date of Acceptance of such Equipment, subject to the condition that should the Supplier discontinue manufacture or repair of the Equipment, Software or portions thereof prior to the expiration of such ten year period (such right of discontinuance being expressly reserved by the Supplier), the Supplier will give the Customer a twelve
              (12) month prior Notice of any discontinuance so as to enable the Customer to place an order for its requirements or to enter into any other mutually satisfactory agreement with the Supplier prior to such discontinuance. This provision shall survive the expiration of this Agreement.

       13.9 WARRANTY OF POST WARRANTY PERIOD REPAIRS. Repairs or replacements made after expiration of the Equipment Warranty Period are warranted by the Supplier, as provided in SECTIONS 13.1, 13.2 OR
              13.3 hereof, for a period of one (1) year from the date of shipment of such repair or replacement.

       13.10 SHIPPING; RISK OF LOSS. All Equipment or Software to be repaired or replaced both within and out of warranty shall be packed by the Customer in accordance with the Supplier's instructions and (except for out of warranty repairs or replacements) shall be shipped at the Supplier's expense and risk of loss or damage to a location designated by the Supplier prior to such shipment. Repaired or replaced Equipment or Software shall be returned to the Customer at the Supplier's expense and risk of loss. All customs duties, levies, taxes and other costs relating to the export or import of any defective, replaced or repaired Equipment of Software covered by any warranty shall be the sole responsibility of the Supplier.

       13.11 YEAR 2000 WARRANTIES. Supplier represents and warrants that any hardware, software (including, without limitation, third party software and embedded software) and systems provided under this Agreement are and will continue to be year 2000 compliant; that is, that neither the performance nor the functionality of such hardware, software and systems is or will be effected by dates prior to, during and after the year 2000, including, without limitation, (i) no value for a date will cause any interruption in operation, (ii) date-based functionality will behave consistently for dates prior to, during and after the year 2000, (iii) in all interfaces and data storage, the century in any date will be specified either explicitly or by unambiguous algorithms or inferencing rules, PROVIDED HOWEVER, that the century in any date need not be specified so long as those functions will continue to operate consistently, predictability and accurately, without interruption or manual intervention as a result of such date data or the lack thereof, and (iv) all leap years will be recognized as leap years, including, without limitation, the year 2000. The representation and warranty contained in this Section shall survive the termination of this Agreement.

       13.12 ABUSED, MISUSED EQUIPMENT AND/OR SOFTWARE. The Supplier shall have no obligation to repair or replace Equipment and/or Software which has been abused, used in unauthorised applications, improperly stored or improperly installed by the Customer, altered, or used in conjunction with third party material which is defective or of poor quality, or which has been operated and maintained by the Customer with a material lack of compliance with the Supplier's operating and maintenance instructions. The Supplier shall be entitled to charge the Customer for any work performed in investigating and/or rectifying problems covered by the provisions of this SECTION 13.12.

       13.13 SURVIVAL OF WARRANTIES. All warranties provided by the Supplier shall survive the inspection, Acceptance and payment, and termination of this Agreement and shall be for the benefit of the Customer and its successors in interest and permitted assigns.

       13.14 EXPRESS WARRANTIES ONLY. THE WARRANTIES AND REMEDIES SET FORTH IN THIS AGREEMENT CONSTITUTE THE ONLY WARRANTIES WITH RESPECT TO EQUIPMENT AND INSTALLATION THEREOF AND SOFTWARE AND THE CUSTOMER'S EXCLUSIVE REMEDIES IN THE EVENT SUCH WARRANTIES ARE BREACHED.
              SUCH WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES.

14.    FORCE MAJEURE

       14.1 GENERAL. If the performance of any duty or obligation under this Agreement or an Order, other than the obligations to indemnify or the obligations under a warranty, is interfered with by reason of an event of force majeure (as hereinafter defined), the party that is unable to perform as a result of such event shall give prompt Notice of such event with reasonably full particulars concerning such event. Thereupon, the obligations of the party that is unable to perform, so far as they are affected by such event, shall be suspended during, but no longer than, the continuance of such event, provided such party uses its reasonable efforts to remove the force majeure event as quickly as practicable (and the other party shall likewise be excused from the performance of its obligations to the extent such party's obligations relate to the performance so interfered with). Both parties shall proceed to perform their respective obligations with dispatch whenever such causes are removed or cease to exist. The term "force majeure" shall mean an act of God, act of the public enemy, war, blockade, public riot, explosion, lightening, fire, storm, flood or other act of nature. Neither financial difficulty nor the failure of hardware, software and systems to be year 2000 compliant, shall be considered an event of force majeure.

       14.2   ACCEPTED SYSTEMS.   Systems that have been Accepted in accordance
              with this Agreement shall not be subject to the provisions of this
              SECTION 14.

       14.3 TERMINATION. In the event either party shall be prevented by force majeure from material performance of its obligations hereunder for a continuous period of more than 60 days the other party shall have the right to terminate this Agreement or any Order by Notice whereupon the provisions set forth below shall apply.

              14.3.1 Fifty percent of the costs incurred by Supplier for preparatory Site work performed prior to the occurrence of the event of force majeure which is rendered useless or of limited value to the Customer, as determined in good faith by the parties hereto, shall be paid by the Customer to the Supplier.

              14.3.2 For Equipment in the process of being manufactured, fifty percent of the amount necessary to reimburse Supplier for the reasonable, direct costs (as reflected on a schedule to be provided by Supplier and agreed to by the Customer specifying in reasonable detail the changes and the costs associated therewith) to remove and adjust Customer specific configurations integrated into any such components into a standard configuration for the potential sale of such components (or integration into standard configuration Equipment) to another customer.

              14.3.3 With respect to any Subsystem (whether or not the Subsystem has been Accepted) that is part of a System that has not been Accepted, (A) the Equipment and Software components that are useable in the reasonable opinion of the Customer following the Termination shall be retained by the Customer and the Customer shall pay for them at the Order Price therefor; and (B) the Equipment and Software components of such Subsystem that are not useable in the reasonable opinion of the Customer following the Termination shall be decommissioned, de-installed and/or extracted, as the case may be. The parties hereto shall divide the costs so incurred to decommission, de-install and/or extract equally between the parties.

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

              14.3.4 In the event the parties are not able to come to an agreement regarding the amount described in SECTION 14.3, then either party may invoke the dispute resolution procedures of SECTION 20.

       14.4 INSURANCE. If either party to this Agreement makes any payment pursuant to SECTION 14.3, ("the Payment") and the other party receives any benefit from any policy of insurance which would not have been received but for the circumstances giving rise to the Payment, the insurance proceeds will first be applied to the costs and expenses described in SECTION 14.3 and the parties hereto shall share any remaining costs and expenses in accordance with
              SECTION 14.3.

15.    INFRINGEMENT

       15.1 INDEMNIFICATION. The Supplier shall defend, indemnify and hold harmless the Customer against all actions, suits, proceedings or claims for infringement or violation of any patent, trademark, copyright, registered design, or other intellectual or industrial property rights of any kind or nature whatsoever, arising by reason of the Customer's purchase, possession or use of the System, the Software, or the Equipment within the country in which the System, the Software or the Equipment was delivered to or installed in by the Supplier. Supplier agrees to defend, at Supplier's expense, the Customer against any such claims and to pay all litigation costs, reasonable attorneys' fees, settlement payments and any damages awarded in such suit, claim or proceeding, provided that the Customer follows the procedures set forth in SECTION 17.3.

       15.2 SUPPLIER'S OPTIONS. If the Supplier gives the Customer Notice of an actual or potential infringement claim (or in the case of an injunction being granted against the Customer's continued use of the System) the Supplier shall at its sole option either:

              (i) modify the System or part thereof so that it does not infringe; or

              (ii) replace the System or part thereof with non-infringing products; or

              (iii) procure for the Customer the right for the Customer to continue its use of the System;

              PROVIDED THAT the such replacement or modification shall not adversely impair the System from performing in accordance with the Specifications. If the Supplier is unable to procure any of the above, the Supplier shall have the right to require the return of the infringing Equipment and/or Software to the Supplier and the Supplier shall refund to the Customer the value of non-infringing Equipment of comparable specifications and functionality and associated Software licence charges less any outstanding monies due to the Supplier under the Contract. Satisfaction of the provisions of this SECTION 15.2 shall not relieve Supplier of its obligations to indemnify, defend and hold the Customer harmless under SECTION 15.1.

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

       15.3 LIMITATIONS. The indemnity given in SECTION 15.1 shall not extend to infringement resulting from:

              (a) the use or adoption by the Supplier of the Customer's parts, designs or changes to the Specifications, where the infringement arises from such use or adoption, or

              (b) the use of the System, the Equipment or the Software in a manner or for a purpose not stated in the Specifications or otherwise in contradiction of the intended use of such Equipment or Software, where the infringement arises from such use, or

              (c) modification of the System, the Equipment and/or the Software by the Customer where such modification is not authorised by the Supplier, where the infringement arises from such modification, or

              (d) the use or location of the System, the Equipment and/or the Software in a country other than the country in which and for which it was supplied by the Supplier, where such infringement arises from such use or location, or

              (e) the use of the System, the Equipment and/or the Software in combination with other products not provided by the Supplier, where the infringement is a direct result of such combination, or

              (f)    an admission by the Customer contrary to the provisions of
                     SECTION 17.3 (d) which is or may be prejudicial to the Supplier's case.

              In the excepted cases stated above, the Customer shall indemnify the Supplier against any claim of patent infringement arising from the Customer's purchase; possession or use of the System. The Customer shall pay all litigation costs, reasonable attorneys' fees, settlement payments and any damages awarded in any such infringement claim.

       15.4 REMEDIES. The remedies set forth in this Agreement establish the entire obligation of the parties in regard to claims relating to intellectual property rights including claims directed to the infringement of patents, trademark, copyright, registered design or other intellectual or industrial property rights.

16.    CONFIDENTIAL INFORMATION

       All technical information, specifications, drawings, documentation and "know-how" of every kind and description whatsoever disclosed by either party (the "disclosing party") to the other under this Agreement ("INFORMATION"), is the exclusive property of the disclosing party, and the other party (the "recipient"), except as specifically authorized in writing by the disclosing party or as permitted hereunder, shall treat and protect such Information as confidential, shall not reproduce the Information except to the extent reasonably required for the performance of this Agreement, shall not divulge such Information in whole or in part to any third party, and shall use such Information only for purposes necessary for the performance of this Agreement or as may be required for the use of Equipment, Software or Systems. Each party shall disclose the Information only to those of its employees and agents who shall have a "need-to-know" the Information for the purposes described herein after first making such employees or agents aware of the confidentiality obligations set forth above. Notwithstanding any other provisions of this SECTION 16, Information may be disclosed as may be required by law, regulation or court or agency order or demand, after prompt prior notification to the disclosing party of such required disclosure. Such obligations of confidentiality shall not apply to Information that (i) is in the recipient's possession prior to disclosure to the recipient,
       (ii) is in the public domain prior to disclosure to recipient,
       (iii) comes into the recipient's possession from a source other than the disclosing party with no obligation to maintain the confidentiality thereof, or (iv) enters the public domain through no violation of the obligations to maintain the confidentiality thereof contained herein.
       The terms of this SECTION 16 shall survive the termination of this Agreement.

17.    INDEMNITY

       17.1 GENERAL. Each party hereto (the "INDEMNITOR") hereby covenants and agrees to indemnify, defend and hold harmless, the other party and, its former, current and future officers, directors, employees and agents, servants, shareholders, subsidiaries, successors and assigns (herein the "INDEMNIFIED PARTIES") from and against any liability of the Indemnified Parties for any injury to persons (including death) or loss or damage, to tangible property or, other than any incidental or consequential loss or damage, other losses, fees, penalties, damages, costs, proceedings, actions, expenses, liabilities, claims, judgments, orders, awards or demands (and all expenses directly associated therewith, asserted against, suffered or incurred by the Indemnified Parties, including costs, expenses, reasonable attorneys' fees, court costs, legal expenses and consultants' and experts' fees and expenses directly related thereto) resulting from the negligent, wilful or intentional acts or omissions of the Indemnitor, its subcontractors and its or their officers, directors, employees or agents in the performance, of or in connection with, its obligations under this Agreement.

       17.2 PROCEDURAL MATTERS. In the event of a claim being made by a third party against an Indemnified Party with respect to which the Indemnitor has covenanted to indemnify the Indemnified Party (the "INDEMNITY CLAIM"), the following provisions will apply:

       (a) The Indemnified Party shall promptly give Notice to the Indemnitor of such Indemnity Claim upon becoming aware of the same; PROVIDED, that the failure of any Indemnified Party to give such Notice shall not relieve the Indemnitor of any liability under this Agreement unless and to the extent the Indemnitor was materially adversely prejudiced by such failure to give prompt Notice.

       (b) The Indemnified Party shall have a right to participate in the negotiation, settlement and defence of such Indemnity Claim and shall have the right to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel reasonably satisfactory to the Indemnified Party shall be retained by the

              Indemnitor. If, in the reasonable judgment of the Indemnified Party's counsel, there is the reasonable likelihood of a conflict of interest such that representation of the Indemnitor and the Indemnified Party by the same counsel would violate the applicable Rules of Professional Conduct or like governing rules, then in such event the reasonable fees and expenses of appropriate separate counsel for an Indemnified Party shall be borne by the Indemnitor. Such separate counsel shall be selected by the Indemnified Party and reasonably approved by the Indemnitor. In no event shall the Indemnitor be liable for the fees and expenses of more than one law firm for an Indemnified Party.

       (c) If the Indemnitor fails to defend or settle any Indemnity Claim within a reasonable time, the Indemnified Party shall be entitled to assume control of the Indemnity Claim at the expense of the Indemnitor, and the Indemnitor shall be bound by the results obtained by the Indemnified Party with respect to any such Indemnity Claim including any settlement thereof.

       (d) Unless the Indemnitor fails to assume control of the negotiation, settlement and defence of any Indemnity Claim, the Indemnified Party shall not admit liability or otherwise negotiate, settle, compromise or pay any Indemnity Claim except with the prior written consent of the Indemnitor, which shall not be unreasonably withheld.

       (e) Notwithstanding anything else in this SECTION 17, the Indemnitor shall not settle any Indemnity Claim without the prior written approval of the Indemnified Party, which shall not be unreasonably withheld. In addition, the Indemnitor shall not conduct any related legal or administrative proceeding in a manner which would, in the opinion of the Indemnified Party, acting reasonably, have a material adverse impact on the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party.

       (f) The Indemnified Party and the Indemnitor shall cooperate in good faith in connection with defending or settling any such Indemnity Claim, and each party shall have reasonable access to the books, records and personnel in the possession or control of the other party which are pertinent to the defence.

       (g) The Indemnified Party and the Indemnitor agree that the Indemnified Party may join the Indemnitor in any action, claim or proceeding brought by a third party, as to which any right of indemnity created by this Agreement would or might apply, for the purpose of enforcing any right of the indemnity granted to such Indemnified Party pursuant to this Agreement.

18.    TECHNICAL SUPPORT

       18.1 TECHNICAL SUPPORT. The Supplier shall, for a period of (10) ten years after the date hereof, make available at the Customer's request on-site technical support to assist the Customer in the engineering, installation, operation and maintenance of Equipment, Software and Systems. Technical Support which can be offered with this Agreement is set forth in EXHIBIT C, entitled "Technical Support" attached hereto and incorporated herein by this reference.

       18.2 RATES. Such technical support shall be available at the rates set forth in EXHIBIT C.


19.  DEFAULT

     19.1 TERMINATION OF THIS AGREEMENT OR AN ORDER BY THE CUSTOMER.

          19.1.1 If during the course of this Agreement the Supplier shall be in material breach of this Agreement in whole or in part, including any Order, the Customer shall so inform the Supplier by Notice and should the breach continue for more than 30 (thirty) calendar days after such Notice, then, without prejudice to any of the Customer's rights accrued prior to the date of termination, the Customer may terminate this Agreement or any Order or part thereof for which the corresponding Group of Assets have not been finally Accepted, by Notice to the Supplier.

     19.2 TERMINATION OF THIS AGREEMENT OR AN ORDER BY THE SUPPLIER.

          19.2.1 If during the course of this Agreement the Customer shall be in material breach of this Agreement or an Order, the Supplier shall so inform the Customer by Notice and should the breach continue for more than 30 (thirty) calendar days after such Notice, then the Supplier may terminate this Agreement or any Order or part thereof for which the corresponding Group of Assets have not been finally Accepted by Notice to the Customer.

          19.2.2 In the event the Supplier terminates this Agreement or one or more Orders in accordance with SECTION 19.2.1 due to the Customer's failure to pay amounts when due under this Agreement, the Supplier shall be entitled to amounts owing to it under this Agreement plus reasonable costs and expenses (including reasonable attorneys' fees) incurred in connection with collecting amounts owing by the Customer.

          19.2.3 In the event the Supplier terminates the Agreement or one or more Orders in accordance with SECTION 19.2.1 due to a material breach by the Customer (other than the Customer's failure to pay amounts when due hereunder), the Supplier shall be (x) excused from its obligation to deliver any Equipment not yet delivered by it to Customer under any terminated Orders and (y) entitled to (i) be reimbursed for the value of work performed on Site for the benefit of the Customer, (ii) be paid the Order Price for any Equipment and Software delivered to and Accepted by the Customer and
                    (iii) with respect to Equipment or Software in the process of being manufactured or otherwise not yet delivered and Accepted by Customer, the reasonable, direct costs (as reflected on a schedule to be provided by the Supplier specifying in reasonable detail the charges and costs associated therewith) to remove and adjust the Customer's specific configurations integrated into the Equipment

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

                    or Software required to bring it into a standard configuration for the potential sale of such Equipment or Software to another customer.

          19.2.4 The Supplier shall take all reasonable actions to mitigate its damages in the event of a material breach of the Agreement or an Order by the Customer.

     19.3 TERMINATION BASED ON INSOLVENCY OR LIQUIDATION. Either party may at any time by Notice summarily terminate the Agreement, any Order or any part of an Order or suspend their performance without penalty, if under the laws of any jurisdiction to which the other party is subject, (i) such other party shall pass a resolution for the winding up, dissolution or entering into of bankruptcy proceedings, (ii) any Court shall make an order that such other party shall be wound up other than for purposes of solvent amalgamation or reconstruction, (iii) an administrator or liquidator shall be appointed with respect to such other party,
          (iv) an administrative receiver or manager on behalf of a creditor shall be appointed with respect to such other party, or (v) if circumstances shall arise which would entitle a court to make a winding up order; provided always that any such termination shall be without prejudice to any claim, action or remedy which shall have accrued or which shall accrue thereafter to either party.

     19.4 ACTIONS UPON TERMINATION BY THE CUSTOMER.

          19.4.1 Upon termination of this Agreement or an Order or part of an Order as provided in SECTIONS 19.1.1 OR 19.3, the Supplier shall forthwith cease work and remove its work force from the Site. The Supplier shall not within 30 (thirty) calendar days of such termination remove from the Site any Equipment, Software, installation tools or materials unless given permission to do so in writing by the Customer. Within 30 (thirty) calendar days of termination of the Agreement, the Customer may elect to complete the purchase of any Equipment or Software that is the subject of an outstanding Order and use the Supplier's installation tools or materials. In such event, the Customer will pay the Supplier the unpaid price of such Equipment or Software and a fair price for use of such installation tools and/or materials.

          19.4.2 Upon termination of this Agreement or an Order or part of an Order as provided for in SECTIONS 19.1.1 OR 19.3, the Customer may, at its option, continue work either by itself or by sub-contracting to a third party. If the System is completed by the Customer or a third party and the total cost incurred by the Customer in so completing the System is greater than that which would have been incurred had this Agreement or all or part of any Orders not been terminated pursuant to SECTIONS 19.1.1 OR 19.3, then the Supplier shall pay to the Customer such excess amount; PROVIDED, HOWEVER, the Supplier's total liability for claims ARISING OUT BREACH OF THIS AGREEMENT or any Order, including claims based on Article 1641 and followings of the CODE CIVIL, shall not exceed the lesser of 50% of the total value of the Order under which a claim is made (or the equivalent amount in EURO and/or local currency) and US$3,000,000. Except as otherwise provided in this

                    Agreement, including without limitation SECTION 12.5, the payment of such excess amount shall be in full and final settlement of the Supplier's liability for breach of contract relating to the Orders so terminated under SECTIONS 19.1.1 OR 19.3 to the extent the Customer elects to complete one or more Systems not yet Accepted PROVIDED, HOWEVER nothing in this SECTION 19.1.3 shall impair (i) the ability of the Customer to collect liquidated damages from the Supplier otherwise payable pursuant to SECTION 12.6;
                    (ii) Supplier's warranties under SECTION 13; (iii) the Indemnities in SECTION 17; or (iv) the other remedies provided for in this SECTION 19.

          19.4.3 If the Customer has already paid the Supplier for work not completed and subject to such termination pursuant to SECTIONS 19.1.1 OR 19.3, then the Supplier shall promptly repay such sum(s) to the Customer.

          19.4.4 The Supplier shall, if so required by the Customer, within 14 (fourteen) calendar days of the date of termination of this Agreement or an Order, assign to the Customer, without payment, the benefit of any agreement, to the extent allowable by such agreement, for supply of materials or goods and/or execution of any work entered into for the purposes of this Agreement or such Order(s).

          19.4.5 In the event Customer terminates any Order in accordance with SECTION 19.1.1 OR 19.3, Customer may, at its option:
                    (i) return to Supplier, freight collect, all Equipment and Software delivered to Customer under the applicable Order, in which event Supplier shall promptly refund to Customer all amounts paid to Supplier (whether for Equipment, Software or Services) with respect to such Order; or (ii) retain so much of the Equipment or Software delivered under such Order as it elects and return to Supplier, freight collect, all other Equipment and Software delivered under such Order, in which event Supplier shall promptly refund to Customer all amounts (whether for Equipment, Software or Services) paid to Supplier in respect of the Equipment, Software and the installation thereof returned by Customer. With respect to Equipment and Software which has not yet been Accepted by Customer as described in SECTION 12, in the event Customer exercises this right to return such Equipment and Software and obtain a refund, such right is in addition to Customer's right to obtain any liquidated damages awardable under SECTION 12.5.

          19.4.6 With respect to Systems not yet Accepted, the Customer shall have the right to require the Supplier to (or to charge the Supplier the cost of having a third-party, at the Customer's option) de-commission, de-install and/or extract, as the case may be, any items of Equipment, Software or Subsystems (whether or not previously Accepted), of such Systems.

          19.4.7 The Customer may in addition to its other rights hereunder terminate any Order or any part of an Order at its option upon Notice to the Supplier if

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

                    Supplier reaches the maximum allowable liquidated damages under SECTION 12.6 with respect to such Order

     19.5 TERMINATION OF THE AGREEMENT FOR CONVENIENCE.

          19.5.1 The Customer shall, in addition to its rights to terminate this Agreement for default pursuant to SECTIONS 19.2.1 OR
                    19.3 have the right to terminate this Agreement in whole or in part for its convenience at any time by giving the Supplier at least 90 (ninety) calendar days Notice of termination specifying the extent to which the Agreement is terminated and the date upon which such termination becomes effective.

          19.5.2 After receiving Notice of termination pursuant to SECTION 19.5.1, and except as otherwise directed by the Customer, the Supplier shall: (1) stop work under the Agreement on the date and to the extent specified; (2) place no further orders with third parties except as may be necessary for completing such portions of the Agreement as have not been terminated; (3) terminate all contracts with third parties entered into in connection with the Agreement to the extent that they may relate to portions of the Agreement terminated; and (4) take such action as may be necessary or as the Customer may direct to protect and preserve the Equipment, Software and Documentation which are in the Supplier's possession and in which the Customer has or may acquire an interest.

          19.5.3 As a condition of termination of this Agreement, or part thereof, pursuant to SECTION 19.5.1 for the Customer's convenience, the Customer shall pay the Supplier for all Equipment previously delivered to the Customer pursuant to this Agreement, including the repayment of any Sales Volume Discount if the volume, as a result of termination, falls below the total quantities specified in such definition and all other reasonable, out-of-pocket costs and expenses directly related to complying with the Customer's termination instructions. The Customer will reimburse the Supplier for the reasonable, direct costs (as reflected on a schedule to be provided by the Supplier and agreed to by the Customer specifying in reasonable detail the charges and the costs associated therewith) to remove and adjust the Customer's specific configurations integrated into the Equipment or Software required to bring it into a standard configuration for the potential sale of such Equipment or Software to another customer. The Supplier agrees that a termination under SECTION 19.5.1 shall not constitute a breach of or default under this Agreement by the Customer and that the payments to the Supplier as provided in this
                    SECTION 19.5.3 shall constitute full payment of all claims by Supplier against the Customer arising from a termination pursuant to SECTION 19.5.1.

     19.6 CONTINUING OBLIGATIONS. Except as provided in SECTION 19.1.2, if the Customer terminates this Agreement or any part of an Order, Supplier's obligations hereunder with respect to Equipment and Software already delivered, Installed and not returned, and Customer's obligations with respect to payments for Equipment not returned, shall continue in full force and effect.

     19.7 LICENSES. In the event that the Supplier does not fulfill its obligations under this Agreement, and such non-performance results in (a) the Customer being compelled to pay any amounts to the governmental entity that granted the Customer a license
          (a "LICENSING AUTHORITY"), then the Supplier shall indemnify and hold harmless the Customer for such amounts paid or payable by the Customer, or (b) the Customer's loss of a license issued by any Licensing Authority, notwithstanding any other provision of this Agreement then the Supplier shall indemnify and hold harmless the Customer for all out of pocket expenses (including any fees or other amounts paid to the Licensing Authority for such license) incurred in connection with the obtaining of such license and the performance of the Customer's obligations under this Agreement with regard to the System that is the subject of such License; PROVIDED, HOWEVER, that the Supplier's Liability under this
          SECTION 19.7 shall not exceed US $2 million.

     19.8 CONSEQUENTIAL DAMAGES. Except as otherwise provided in SECTION 17 OR 19.7, in no event shall either party to this Agreement be liable under this Agreement, or arising out of its termination, whether as a result of breach of contract, warranty, or under tort (other than if caused by an intentional tort), for any incidental or consequential loss or damages of any nature whatsoever, including, but not limited to, lost profits before or after Acceptance, or for any damages arising from or attributable to failure to realise expected savings, loss of data, capital downtime costs, loss of use, loss of goodwill or loss of anticipated or actual revenue or profit even if the Indemnitor has been advised of the possibility of any such damages.

20.  DISPUTE RESOLUTION

     20.1 DISPUTE ESCALATION.

          20.1.1 This Condition 20.1 shall only apply where both Parties agree to its use in respect of any particular instance.

          20.1.2 If in the opinion of either Party the other Party has failed to comply with the requirements of this agreement or Order, or to perform its obligations in a satisfactory manner, then the dispute resolution procedure set forth in this Condition 20.1 shall be invoked by said Party.

          20.1.3 In order to expedite the prompt resolution of any disputes which may arise hereunder the Parties agree that the dispute resolution procedure set forth herein will be employed by both Parties prior to either Party availing itself of any other remedies against the other Party.

          20.1.4 In the event that a dispute arises between the Parties then the aggrieved Party shall provide the other Party with a dispute Notice, and said problem will

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                    initially be referred to the "First Level" parties
                    identified in Condition 20.1.8 below.

          20.1.5 In the event a given problem has not been resolved at the First Level, or a corrective action plan of action has not been mutually agreed upon, within 15 (fifteen) calendar days of the giving of the dispute Notice, then either Party shall have the option of escalating the dispute to the "Second Level" representatives identified in Condition
                    20.1.8 below, by means of a Notice of escalation to the other Party.

          20.1.6 The Second Level representatives agree to use all commercially reasonable efforts to meet within 15 (fifteen) calendar days, at a mutually agreeable time and place, in order to effect a resolution to the dispute.

          20.1.7 If the dispute has not been resolved, or a corrective action plan of action has not been mutually agreed upon within 15 (fifteen) calendar days of said meeting or within 30 (thirty) calendar days of the date of the Notice of escalation to said Second Level, then either Party may pursue any other remedy or claim.

          20.1.8 The designated representatives for each Party shall be as set forth below:

               FIRST LEVEL:

                    For Supplier:       VP Public Carrier Accounts

                    For Customer:       Vice President Engineering

               SECOND LEVEL:

                    For Supplier:       Vice President and Legal
                                          Counsel of Nortel Plc

                    For Customer:       Chief Technical Officer
                                          of CompleTel Europe


     20.2 GENERAL DISPUTES; ARBITRATION. All disputes arising out of or in connection with this Agreement shall be finally settled under the commercial arbitration rules of the International Chamber of Commerce ("ICC") Rules of Arbitration and as set forth herein.

          (1) Each party may select one arbitrator. Selection shall be completed within 10 (ten) Working Days of the receipt of a demand for arbitration. If either party fails to select an arbitrator within such 10 (ten) Working Day period, the one selected shall act as sole arbitrator. If no arbitrators have been selected, one arbitrator shall be selected in accordance with the ICC rules and shall act as

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

               sole arbitrator. If two arbitrators have been selected, the two arbitrators selected shall select a third within 15 (fifteen) Working Days after their selection. If they fail to do so, the third arbitrator shall be selected in accordance with the ICC rules. The arbitrators shall set a date of hearing no later than 60 (sixty) calendar days from the date all arbitrators have been selected.

          (2)  All proceedings shall be conducted in the English language.

          (3) The arbitration shall take place at a location to be agreed upon by the parties. If the parties are unable to agree, the arbitrators shall select a location in Paris, France for the arbitration.

          (4) The award of any arbitration shall be final, conclusive and binding on the parties hereto.

          (5) The arbitrators may award any legal or equitable remedy. The arbitration award may include an award of attorney's fees, in the amount of such fees, to the prevailing party, if such an award is deemed by the arbitrators to be reasonable and appropriate. Judgment upon any arbitration award may be entered and enforced in any court of competent jurisdiction.

21.  INSURANCE

     21.1 INSURANCE COVERAGES. The Supplier shall at all times during the term of this Agreement, at its own cost and expense, carry and maintain the insurance coverage, with limits not less than, as described below:

          (a) All risk insurance, in form and substance and with insurers reasonably satisfactory to the Customer, covering all Equipment to be delivered to the Customer the risk of loss to which has not passed to the Customer (LIMITS: not less than 110% of the value of the Equipment and/or Software being delivered).

          (b) Comprehensive General Liabilities and Product Liability Insurance covering claims for bodily injury, death, personal injury sustained by any person, loss, injury or expense to any tangible property occurring during or arising out of the performance of this Agreement, including coverage for independent contractor's protection (required if any work will be subcontracted), premises-operations, products/completed operations, negligence and any other claim with respect to the public and/or contractual liability assumed by the Supplier hereunder (LIMITS: see attached EXHIBIT J.

     21.2 PROOF OF INSURANCE. The Supplier shall furnish the Customer upon reasonable request with proof, in the form of a certificate, that all such insurance has been obtained and is in force. The fulfilment of Supplier's obligations under this ARTICLE 21, however, shall not otherwise relieve the Supplier of any liability assumed hereunder or in any way modify the Supplier's obligations to indemnify the Customer as set out in this Agreement.

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

     21.3 SUBCONTRACTOR INSURANCE. The Supplier shall require its subcontractors who may enter upon the Customer's premises to maintain insurance as described above or to otherwise be covered by the Supplier's insurance.

     21.4 BANKRUPTCY OF INSURANCE PROVIDER; FAILURE TO PAY CLAIMS. Notwithstanding the requirements as to insurance to be carried, the insolvency, bankruptcy or failure of any insurance company carrying any of the above insurance, or failure of any such insurance company to pay claims accruing, shall not be held to waive any of the provisions of this Agreement or relieve the Supplier from any of its obligations under this Agreement.

22.  SUBCONTRACTORS

     22.1 NOTICE OF PROPOSED SUBCONTRACTORS. The Supplier shall notify the Customer of any proposed subcontractors that the Supplier intends to use in the performance of the Supplier's obligations hereunder. The Customer shall have 7 Working Days to notify the Supplier if it objects to the use of any one or more proposed subcontractors, in which case, the Supplier shall propose alternative subcontractors to perform the work of such rejected subcontractor. The Customer shall again have 5 Working Days to notify the Supplier if it objects to any one or more of such proposed substitute subcontractors. If the Customer objects to two proposed subcontractors for the same task, then Suppler and the Customer shall endeavour in good faith to agree on one alternative subcontractor for such task. If the parties fail to agree within 5 (five) Working Days, either party may invoke the provisions of
          SECTION 20 to attempt to agree on a third subcontractor for such task. The requirements of this SECTION 22.1 shall not apply to purchases of incidental or standard commercial supplies or raw materials.

     22.2 DELAYS IN SELECTING SUBCONTRACTOR. If the Customer shall reject any Subcontractor as provided in SECTION 22.1, and the Supplier reasonably believes it shall cause a delay in the ability of the Supplier to meet the Target Acceptance Date, then Supplier shall Notify Customer of the number of days it reasonably believes the Target Acceptance Date should be extended as a result of the delays in selecting a Subcontractor caused by operation of SECTION 22.1, but such number of days shall not exceed the number of elapsed days between the date Customer first rejected a proposed subcontractor and the date when a subcontractor for the relevant task was selected. If the Customer disagrees with the Supplier's numbers, the parties shall attempt in good faith to resolve the dispute or either party may invoke the provisions of SECTION 20 to resolve the disagreement.

     22.3 CLAIMS BY SUBCONTRACTORS. In the event any subcontractor claims the Supplier owes it money in connection with this Agreement or the Supplier's performance of its obligations hereunder, (the "Subcontractor Due Amount"), the Customer is entitled to withhold payments of other amounts due to the Supplier equal in amount to the Subcontractor Due Amount, unless the Customer obtains in its judgement adequate assurances that the Customer will not be liable for the Subcontractor Due Amount. Notwithstanding any other provision in this Agreement to the contrary, such

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

          withholding by the Customer shall not result in a breach of the Customers's obligations under SECTION 8 hereof or otherwise.

23.  TRAINING

     23.1 GENERAL. All Training Services and instructional aids, documentation and other training-related materials shall, at no additional charge, be provided in the English language.

          The Supplier shall provide, as required by any Order(s), personnel to conduct training and instructional aids appropriate for each course, including books, pamphlets and diagrams.

          The Customer may, without liability, terminate any Training Services by giving the Supplier Notice 10 (ten) Working Days prior to the Commencement Date.

          If the Customer terminates any Training Services within 10 (ten) Working Days of or after the Commencement Date, the parties will agree to a reasonable fee for the Supplier's time thus far.

          The Customer shall have the right to reproduce all Training material for internal use subject to the SECTION entitled "Confidential Information".

     23.2 EXHIBIT G.  Training shall be as provided in EXHIBIT G hereto.

24.  COMPLIANCE WITH LAWS

     24.1 CUSTOMER COMPLIANCE. In performance of this Agreement, Customer shall comply in all material respects will all the material laws of France applicable to it.

     24.2 RESTRICTIONS ON EXPORT; CERTAIN COMMODITIES; TECHNICAL DATA. The European Union and its Member States, as well as other countries such as the United States, restrict the export of certain commodities and technical data originating in the European Union or those countries. Accordingly, the Customer's ability to provide technical assistance or technical data hereunder, including the provision of technology and know-how and Information, and the Supplier's performance hereunder, are subject to compliance with these restrictions. The parties hereto acknowledge the existence of the laws and regulations such as Council Regulation (EU) No. 3381/94 setting up a Community Regimen for the Control of Export of Dual-Use Goods and the United States Export and Control Laws and Regulations, and similar laws and regulations of the EU Member States and other countries which may be involved. The Supplier will have full responsibility for compliance with all applicable import and export laws, rules, regulations, orders and other requirements.

     24.3 CUSTOMS LAWS; LICENSES; APPROVALS. The Supplier will have full responsibility (i) for compliance with all applicable customs and commercial policy laws, regulations, orders and other requirements of the European Union and its Member

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

          States, and all other applicable countries, and in particular Council Regulation (EEC) No. 2913/92 establishing a Community's Customs Code, Commission Regulation No. 2454/93 establishing Provisions for the Implementation of Council Regulation No.
          2913/92, Council Regulation No. 384/96 on Protection against Dumped Imports from Countries not members of the European Community and Council Regulation No. 3284/94 on Protection against Subsidized Imports from Countries not members of the European Community; and
          (ii) for obtaining all necessary licenses and permits and for paying for all fees and duties which may be required under the laws, regulations, orders and other requirements mentioned in clause (i) above.

     24.4 SUPPLIER COMPLIANCE. In performance of this Agreement, the Supplier shall comply in all material respects with all of the material laws of France applicable to it. In performance of any order submitted, the Supplier shall comply in all material respects with all of the laws of each territory for which such Order has been submitted, and applicable local laws, rules, codes and regulations in all respects applicable to safety matters or otherwise relating to the manufacture, delivery and Installation of the Equipment and Software and shall, in a timely fashion such that the schedule set forth in the applicable Accepted Order shall not be delayed, obtain all necessary approvals and homologation from the appropriate governmental authorities as are required for the Equipment and Software. At the Customer's request, the Supplier shall promptly furnish the Customer with evidence that all such approvals and homologation have been obtained and are in full force and effect.

     24.5 SERVICES. All Services to be performed by the Supplier hereunder shall be performed in accordance with all applicable national, regional, provincial, or local laws, regulations, decrees, ordinances or rules of any governmental entity. The Supplier further agrees that the Equipment, Software and Systems will conform to all applicable standards mandated by the governmental authorities having jurisdiction for a System.

     24.6 IMPORT/EXPORT CONTROLS. In support of SECTION 24.2 and not in limitation thereof, the Supplier shall be responsible, at its cost and expense, for obtaining all non-governmental third party and governmental approvals, including but not limited to licenses and permits, which may be required to export any System or components thereof (including, without limitation, the Equipment and Software) from its country of manufacture and, for Equipment and Software which is being shipped DDP (Destination), to import any System or such components thereof into such jurisdiction. The Supplier shall also be responsible, at its sole cost and expense, for obtaining all importation licenses and re-exportation licenses for the tools, equipment and other supplies required by the Supplier to perform its obligations under this Agreement.

     24.7 FOREIGN CORRUPT PRACTICES ACT. The Supplier shall comply, at its own expense, with the provisions of the United States Foreign Corrupt Practices Act and all United States anti-boycott laws and regulations, and with all similar laws, codes, requirements and regulations applicable in all countries in which any Systems, Equipment or Software are or are to be sold, Installed, delivered or performed.

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

25.  SUPPLIER'S PERSONNEL

     25.1 SUPPLIER'S PROJECT MANAGER. With respect to each System purchased hereunder, the Supplier shall designate an employee to act as "Project Manager" who is authorized to act on behalf of the Supplier in all matters pertaining to this Agreement. The Project Manager will act in such capacity and will reside, at the Supplier's sole cost and expense, in the applicable territory in which such System is or is to be located for a period of one (1) year beyond the date on which the System is In-Service. Responsibilities of the Project Manager will include coordination of all contract responsibilities in such territory, integration of contract efforts with others and technical liaison. The Project Manager will be engaged to render full time services to the applicable System for a period commencing no later than the date hereof through at least one year after the date on which such System is put In-Service. The Project Manager will be available for consultation with the Customer during normal working hours throughout the term of his engagement. Prior to the designation of any Project Manager, or the appointment of a replacement Project Manager, the Supplier shall introduce said person to the Customer and the Customer shall have the right to approve said person which approval shall not be unreasonably withheld. If the Customer disapproves of any such person, whether initially or after such person has commenced work under this Agreement, the Supplier shall, upon the Customer's request, appoint another person to act as Project Manager, such person to be reasonably acceptable to the Customer.

     25.2 INDEPENDENT CONTRACTOR. The Supplier hereby declares and agrees that it is engaged in an independent business and will perform its obligations under this Agreement as an Independent contractor and not as the agent or employee of the Customer; that the persons performing Services hereunder are not agents or employees of the Customer; that the Supplier has and hereby retains the right to exercise full control of and supervision over the performance of the Supplier's obligations hereunder and full control over the employment, direction, compensation and discharge of all employees assisting in the performance of such obligations; that the Supplier will be solely responsible for all matters relating to payment of such employees, and all applicable national, state and local laws, rules and regulations governing such matters; including but not limited to social security payments, and that the Supplier will be responsible for the Supplier's own acts and those of the Supplier's agents, employees and subcontractors during the performance of the Supplier's obligations under this Agreement. Each Party's employees shall remain at all time under the authority and the control of such Party. Each Party and its employees are not entitled to unemployment insurance benefits from the other Party as a result of performing under this Agreement. Each Party is responsible for and shall pay all of its own assessable income tax on amounts paid under this Agreement, and make the necessary social security payments.

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

26.  RIGHT TO INSPECT

     Subject to prior and reasonable Notice the Customer may inspect the Supplier's manufacturing facilities and finished Equipment or Software during regular business hours. Such inspections shall not relieve the Supplier of any obligations under this Agreement, nor shall it be deemed to be Acceptance. Upon request of the Customer the Supplier will provide the Customer or its agent with access to the Supplier's quality control activity results, data, reports, charts, procedures, manuals, requirements, practices and methods for all Equipment and Software.

27.  PUBLICITY

     Prior to the publication or use by a party hereto of any advertising, sales promotions, press releases or other publicity matters relating to the Systems or the Equipment or Software or this Agreement in which the names or logo of the other party is mentioned or can be reasonably inferred, the party shall obtain the written consent of the other party. Such consent shall not be unreasonably withheld.

28.  SEVERABILITY

     If any of the provisions of this Agreement shall be adjudged invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render this Agreement unenforceable, but rather this Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the parties shall be construed and enforced accordingly.

29.  NOTICES

     Notices and other communications to be given by one of the parties to the other shall be transmitted in writing and shall be considered as properly given if (a) delivered in person, (b) sent registered mail, return receipt requested, or (c) by guaranteed overnight courier delivery, addressed to the parties as follows:

          To Supplier:   Matra Nortel Communications
                         33, quai Paul Doumer
                         Paris La Defense
                         92415 Courbevoie Cedex - France
                         Attention:  CompleTel Project Manager

                         with a copy to:

                         Matra Nortel Communications
                         33, quai Paul Doumer
                         Paris La Defense
                         92415 Courbevoie Cedex - France
                         Attention:  Legal Department

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

          To Customer:   CompleTel SAS
                         44, rue Washington
                         75408 Paris Cedex 08
                         Attention: Rick Clevenger, CTO

     Any notice of communication sent under this Agreement shall be deemed given upon receipt.

30.  GOVERNING LAW

     The construction, interpretation and performance of the Agreement shall be governed by the laws of France.

31.  ASSIGNMENT

     Except as set forth below, neither party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed).

     31.1 ASSIGNMENT TO AFFILIATE. Notwithstanding anything to the contrary in this Agreement, the Customer may sell or assign all or any portion of its interests in this Agreement and in the Software and its license thereof, or in any portion thereof, to one or more of its Affiliates, without obtaining the prior consent of the Supplier. Upon a sale or assignment made in conformity with this
          SECTION 31.1, the Customer shall be relieved of its obligations under this Agreement with respect to the interests assigned to such Affiliate.

     31.2 COLLATERAL ASSIGNMENT TO LENDER. Notwithstanding anything to the contrary in this Agreement, the Customer may collaterally assign its rights under this Agreement and in the Software and its licence thereof, or in any portion thereof, to one or more lenders as security, provided that the Customer shall remain liable for its obligations to the Supplier hereunder.

     31.3 ASSIGNMENT TO UNRELATED THIRD PARTIES. The Customer may sell or assign all or any portion of its interests in this Agreement, (including, without limitation, its rights in and under the Software and the license thereof) in connection with the sale or other transfer of all or substantially all of its assets, or the sale or other transfer of its assets relating to the Systems acquired hereunder, PROVIDED THAT the Customer obtains the prior written approval of the Supplier, which approval may be withheld only on the basis of the assignee's character or financial capability or if the assignee is a direct competitor of the Supplier, in each case as determined in the reasonable discretion
          of the Supplier.   Upon a sale or assignment made in conformity
          with this SECTION 31.3, the Customer shall be relieved of its obligations under this Agreement with respect to the interests assigned to such third party.

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32.  WAIVER

     Except as specifically provided for in a waiver signed by duly authorized representatives by the Customer and the Supplier, failure by either party at any time to require performance by the other party or to claim a breach of any provision of this Agreement shall not be construed as affecting any subsequent breach or the right to require performance with respect thereto or to claim a breach with respect thereto.

33.  SECTION HEADINGS

     SECTION headings are inserted herein for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

34.  ENTIRE AGREEMENT

     This Agreement, including all Exhibits attached hereto, (which are an integral part of this Agreement and which are incorporated herein by reference) comprises all the terms, conditions and agreements of the parties hereto with respect to the subject matter herein, and save as expressly provided herein, may not be altered or amended except in writing signed by authorized representatives of each party hereto.

35.  COUNTERPARTS

     This Agreement may be executed in counterparts (including those transmitted by facsimile), each of which shall be deemed an original and all of which taken together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year last written below.


COMPLETEL SAS                      MATRA NORTEL COMMUNICATIONS SAS


By:    /s/ Charles Menatti             By:    /s/ Directeur Generale
   ---------------------------            ---------------------------
Name:  Charles Menatti                 Name:
     -------------------------              -------------------------
Title: President                       Title: Directeur Generale
      ------------------------               ------------------------
Date:                                  Date:
     -------------------------              -------------------------



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